Exhibit 23


                       Independent Auditors' Consent




The Board of Directors
International Multifoods Corporation:


We consent to incorporation by reference in Registration Statement No. 2-99818 on Form S-8 of International Multifoods Corporation of our report dated May 8, 1997, relating to the statements of financial condition of the Stock Purchase Plan of Robin Hood Multifoods Inc. as of February 28, 1997 and February 29, 1996, and the related statements of income and changes in plan equity for each of the years in the three-year period ended February 28, 1997, which report appears in the February 28, 1997 Annual Report on Form 11-K of International Multifoods Corporation.



                                           /s/ KPMG Peat Marwick LLP
                                           KPMG Peat Marwick LLP



Minneapolis, Minnesota
May 23, 1997